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                                                                    EXHIBIT 12.1

Southern Pacific Funding Corporation
Statement Regarding Computation of Ratios

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

                                                         Year ended December 31,
                                       1993         1994          1995          1996          1997
                                       ----         ----          ----          ----          ----
Income from continuing operations   $ 430,492   $ 4,331,201   $ 7,337,435   $ 27,631,989  $ 53,774,896

Add:

     Provision for taxes              305,392     3,072,560     5,205,190     20,446,614    38,243,110
     Fixed charges                    175,238       886,055     3,413,652      7,843,329    27,987,320
                                    ------------------------------------------------------------------
                                      480,630     3,958,615     8,618,842     28,289,943    66,230,430
                                    ------------------------------------------------------------------
Earnings before taxes and fixed       911,122     8,289,816    15,956,277     55,921,932   120,005,326
charges
                                    ==================================================================
Fixed charges
        Amortization of bond
        issuance costs                     --            --            --         43,343       374,217
        Interest and debt expense     175,238       886,055     3,413,652      7,799,986    27,613,103
                                    ==================================================================
        Total fixed charges           175,238       886,055     3,413,652      7,799,986    27,613,103
                                    ==================================================================
Ratio of earnings to fixed charges       5.20          9.36          4.67           7.13          4.29
                                    ==================================================================

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